Exhibit 99.1

Revlon Announces Completion of 2011 Term Loan Agreement Refinancing

NEW YORK--(BUSINESS WIRE)--May 19, 2011--Revlon, Inc. (NYSE: REV) ("Revlon") today announced that its wholly-owned operating subsidiary, Revlon Consumer Products Corporation ("RCPC" and, together with Revlon, Inc., the "Company"), had consummated the previously-disclosed refinancing of its existing bank term loan facility.

The new term loan facility (the "2011 Term Loan Facility") reduced RCPC's interest rates, with Eurodollar Loans bearing interest at the Eurodollar Rate plus 3.50% per annum (a reduction from the previous 4.00% per annum) and Alternate Base Rate ("ABR") Loans bearing interest at the Alternate Base Rate plus 2.50% (a reduction from the previous 3.00% per annum). Further, the new term loan facility reduced the Eurodollar and ABR floors, respectively, to 1.25% (a reduction from the previous 2.00%) and 2.25% (a reduction from the previous 3.00%). Also, the maturity of RCPC's prior term loan facility was extended to November 2017 (it was previously scheduled to mature in March 2015).

As part of this refinancing, RCPC's prior term loan facility, which had $792 million aggregate principal face amount outstanding at March 31, 2011, was refinanced with the new $800 million 2011 Term Loan Facility under a third amended and restated term loan agreement dated as of May 19, 2011 (the "2011 Term Loan Agreement"), among RCPC, as borrower, the lenders party thereto, Citigroup Global Markets Inc. ("CGMI"), J.P. Morgan Securities LLC ("JPM Securities"), Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Credit Suisse Securities (USA) LLC ("Credit Suisse") and Wells Fargo Securities, LLC ("WFS") as the joint lead arrangers; CGMI, JPM Securities, Merrill Lynch, Credit Suisse, WFS and Natixis, New York Branch ("Natixis"), as joint bookrunners; JPMorgan Chase Bank, N.A. and Bank of America, N.A. as co-syndication agents; Credit Suisse, Wells Fargo Bank, N.A. and Natixis as co-documentation agents; and Citicorp USA, Inc. as administrative agent and collateral agent.

The refinancing did not impact RCPC's existing 2010 $140 million asset-based, multi-currency revolving credit facility, due March 2014, which had nil outstanding borrowings at March 31, 2011 (the "Existing 2010 Revolving Credit Facility").

RCPC used the net proceeds from the 2011 Term Loan Facility, which was drawn in full on the May 19, 2011 closing date and issued to lenders at 99.5% of principal amount, to refinance in full the approximately $792 million of outstanding indebtedness under its existing term loan facility and to pay approximately $2 million of accrued interest, with the balance used for fees and expenses incurred in connection with consummating the 2011 refinancing and other general corporate purposes.

The 2011 Term Loan Facility continues to be guaranteed and secured by the same collateral package and guarantees that secure the Existing 2010 Revolving Credit Facility, including being supported by, among other things, guarantees from Revlon, Inc. and, subject to certain limited exceptions, RCPC’s domestic subsidiaries. RCPC's obligations under the 2011 Term Loan Agreement and the obligations under such guarantees are secured by, subject to certain limited exceptions, substantially all of the assets of RCPC and the guarantors, including: (i) mortgages on owned real property, including RCPC's facility in Oxford, North Carolina; (ii) the capital stock of RCPC and the subsidiary guarantors and 66% of the voting capital stock and 100% of the non-voting capital stock of RCPC's and the subsidiary guarantors’ first-tier, non-U.S. subsidiaries; (iii) intellectual property and other intangible property of RCPC and the subsidiary guarantors; and (iv) inventory, accounts receivable, equipment, investment property and deposit accounts of RCPC and the subsidiary guarantors.

Further details regarding these refinancing transactions are available in the Current Report on Form 8-K which the Company filed with SEC on May 19, 2011.

About Revlon

Revlon is a global color cosmetics, hair color, beauty tools, fragrances, skincare, anti-perspirant deodorants and beauty care products company whose vision is Glamour, Excitement and Innovation through high-quality products at affordable prices. Revlon® is one of the strongest consumer brand franchises in the world. Revlon’s global brand portfolio includes Revlon® color cosmetics, Almay® color cosmetics, Revlon ColorSilk® hair color, Revlon® beauty tools, Charlie® fragrances, Mitchum® anti-perspirant deodorants, and Ultima II® and Gatineau® skincare. Websites featuring current product and promotional information can be reached at www.revlon.com, www.almay.com and www.mitchumman.com. Corporate and investor relations information can be accessed at www.revloninc.com.

CONTACT:
Revlon
Investor Relations & Media:
Elise Garofalo, 212-527-5264
Senior Vice President, Treasurer and Investor Relations